As filed with the Securities and Exchange Commission on January 3, 2025

Registration No. 333-278484

Registration No. 333-270824

Registration No. 333-263786

Registration No. 333-257191

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-278484)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-270824)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-263786)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-257191)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELESIS BIO INC.

(Exact name of registrant as specified in its charter)

Delaware	45-1216839
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10421 Wateridge Circle, Suite 200 San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

2019 STOCK PLAN

2021 EQUITY INCENTIVE PLAN

2021 STOCK INCENTIVE PLAN

2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Eric Esser

President and Chief Executive Officer

Telesis Bio Inc.

10421 Wateridge Circle, Suite 200

San Diego, CA 92121

(Name and address of agent for service)

(858) 228-4115

(Telephone number, including area code, of agent for service)

With a copy to:

Kirt W Shuldberg

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

3570 Carmel Mountain Road, Suite 200

San Diego, CA 92130

(858) 436-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Telesis Bio Inc., a Delaware corporation (“Telesis Bio” or the “Company”), is filing these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.

Registration Statement No. 333-257191, filed with the SEC on June 21, 2021, registering 428,258 shares of Common Stock issuable under the 2019 Stock Plan, 1,806,765 shares of Common Stock issuable under the 2021 Equity Incentive Plan, 3,693,202 shares of Common Stock issuable under the 2021 Stock Incentive Plan (the “2021 Plan”), and 350,000 shares of Common Stock issuable under the 2021 Employee Stock Purchase Plan (the “2021 ESPP”).

2.

Registration Statement No. 333-263786, filed with the SEC on March 23, 2022, registering 1,465,928 shares of Common Stock issuable under the 2021 Plan and 293,185 shares of Common Stock issuable under the 2021 ESPP.

3.

Registration Statement No. 333-270824, filed with the SEC on March 24, 2023 registering 1,482,354 shares of Common Stock issuable under the 2021 Plan and 296,470 shares of Common Stock issuable under the 2021 ESPP.

4.

Registration Statement No. 333-278484, filed with the SEC on April 3, 2024, registering 1,503,166 shares of Common Stock issuable under the 2021 Plan and 300,633 shares of Common Stock issuable under the 2021 ESPP.

On September 10, 2024, the Company announced its intention to apply for the delisting of its Common Stock from the Nasdaq Global Select Market and the deregistration from the reporting requirements under the Securities Exchange Act of 1934, as amended, with the SEC. In connection with the Company’s decision to delist and deregister, the Company has terminated any and all offerings pursuant to the Registration Statements. Accordingly, this filing is made pursuant to an undertaking made by the Company in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of each offering. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 3, 2025.

TELESIS BIO INC.

By:	/s/ Eric Esser
Name: Eric Esser
Title: President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.